Exhibit 99.1

November 7, 2012

GenMark Diagnostics Reports Third Quarter 2012 Results

•	Quarterly Reagent Revenue Grows 339%

•	Installed Base Grows to 255 Analyzers

•	Quarterly Gross Margin Reaches 42%

•	Annuity Per Analyzer Increased to $93,000

•	FY 2012 Revenue Guidance Raised to >$18 million

CARLSBAD, Calif.—(BUSINESS WIRE) — GenMark Diagnostics, Inc. (Nasdaq:GNMK), a leading provider of automated, multiplex molecular diagnostic testing systems, today reported financial results for the third quarter ended September 30, 2012.

Revenues for the quarter ending September 30, 2012 were $5.3 million compared with $1.3 million during the third quarter of 2011. The 299% year-over-year increase in total revenue reflects an increase in the number of systems placed at customer sites and a significant increase in the number of tests sold, including as a result of test menu expansion. Reagent revenues for the third quarter grew 339% year-over-year to $5.1 million from $1.1 million. Instrument and other revenues increased by 1% year-over-year to $157,000 from $156,000 due mainly to capital sales of instruments.

The Company placed a net 35 analyzers during the quarter, bringing the total installed base to 255. All of the Company’s 255 analyzers have been placed with end-user laboratories within the U.S. market.

Gross profit for the quarter ending September 30, 2012 was $2.2 million, or 42% of revenue, compared with a gross loss of $469,000, or (36%) of revenue for the same period in 2011. The continued improvement in gross profit is the result of significant sales volume increases and manufacturing efficiencies.

Operating expenses increased $2.8 million to $8.5 million during the third quarter of 2012 compared with the third quarter of 2011. Selling, General and Administrative expenses increased $262,000 year-over-year due to the increase in revenue, headcount growth and other corporate expenses. Research and Development expenses increased $2.6 million due to an expansion of the R&D team, menu development for the XT-8 and initial development work on the NexGen platform.

Loss per share was $0.20 for the third quarter of 2012, compared with a loss per share of $0.31 in the third quarter of 2011.

“Our Commercial team delivered another strong quarter. We expanded our installed base to 255 by placing 35 new analyzers in the field. We also significantly grew our reagents business in the third quarter by adding new customers, as well as expanding menu utilization and revenue with existing customers,” stated GenMark’s President & CEO Hany Massarany. “Furthermore, we accomplished several key product development goals in the quarter, including launching our FDA cleared RVP Test, as well as successfully showing a prototype of our NexGen sample-to-answer system at the Association for Molecular Pathology (AMP) meeting at the end of October.”

The Company ended the third quarter of 2012 with $57.0 million in cash, cash equivalents and restricted cash. The Company intends to continue utilizing its cash balances to invest in new product and menu development, including the development of its NexGen platform, and for infrastructure improvements and general corporate purposes.

YEAR-TO-DATE 2012

Revenue for the first nine months of 2012 was $11.0 million, compared to $3.0 million for the prior year period, an increase of 271%. Reagent revenue for the first nine months of 2012 was $10.4 million, compared to $2.6 million for the prior year period, and instrument and other revenue for the first nine months of 2012 was $538,000 compared to $382,000 for the prior year period. Based on YTD results, the company has raised FY 2012 revenue guidance to in excess of $18 million.

Net loss for the first nine months of 2012 was $17.4 million, or $0.71 loss per share, compared to net loss of $18.5 million, or $1.20 loss per share, for the prior year period.

INVESTOR CONFERENCE CALL

GenMark will hold a conference call to discuss third quarter 2012 results and the outlook for 2012 at 9:00 AM EST tomorrow, Thursday, November 8. The conference call and webcast can be accessed live through the Company’s website under the Investor Relations section and will be archived for future reference. To listen to the conference call, please dial (877) 312-5847 (US/Canada) or (253) 237-1154 (International) and use the conference ID number 47091443 approximately five minutes prior to the start time.

ABOUT GENMARK

GenMark Diagnostics is a leading provider of automated, multiplex molecular diagnostic testing systems that detect and measure DNA and RNA targets to diagnose disease and optimize patient treatment. Utilizing GenMark’s proprietary eSensor® detection technology, GenMark’s eSensor® XT-8 system is designed to support a broad range of molecular diagnostic tests with a compact, easy-to-use workstation and self-contained, disposable test cartridges. GenMark currently markets four tests that are FDA cleared for IVD use: Cystic Fibrosis Genotyping Test, Respiratory Virus Panel, Thrombophilia Risk Test, and Warfarin Sensitivity Test. A number of other tests, including HCV Genotyping and 2C19 are in development. For more information, visit www.genmarkdx.com.

SAFE HARBOR STATEMENT

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our growth strategy, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially from those expressed or implied by such statements. Some of these risks and uncertainties include, but are not limited to, our research and development plans and timelines, including with respect to our NexGen platform, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection of our intellectual property rights, and regulatory uncertainties regarding approval or clearance for our products, as well as other risks and uncertainties described under the “Risk Factors” in our public filings with the Securities and Exchange Commission. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

SOURCE: GenMark Diagnostics, Inc.

GenMark Diagnostics, Inc.

Hany Massarany

Chief Executive Officer

760-448-4358

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	As of September 30, 2012 (unaudited)	As of December 31, 2011
Current assets
Cash and cash equivalents	$53,371	$25,320
Short-term investments	—	5,000
Restricted cash	3,594	—
Accounts receivable, net of allowance of $53 and $98 at September 30, 2012 and December 31, 2011, respectively	1,152	1,098
Inventories	2,131	2,168
Other current assets	183	322
Total current assets	60,431	33,908
Property and equipment, net	5,215	2,836
Intangible assets, net	1,868	1,362
Other long-term assets	1,128	80

Total assets	$68,642	$38,186

Current liabilities
Accounts payable	$2,357	$1,201
Accrued compensation	2,136	1,521
Current portion of long-term debt	852	1,000
Other current liabilities	2,371	2,659
Total current liabilities	7,716	6,381
Long-term liabilities
Long-term debt	67	583
Other non-current liabilities	743	588

Total liabilities	8,526	7,552

Stockholders’ equity
Preferred stock, $0.0001 par value; 5,000 authorized, none issued	—	—
Common stock, $0.0001 par value; 100,000 authorized; 32,667 and 20,478 issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	3	2
Additional paid-in capital	246,422	199,531
Accumulated deficit	(185,873)	(168,463)
Accumulated other comprehensive loss	(436)	(436)

Total stockholders’ equity	60,116	30,634

Total liabilities and stockholders’ equity	$68,642	$38,186

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Product revenue	$5,194	$1,206	$10,876	$2,765
License and other revenue	62	110	150	210

Total revenue	5,256	1,316	11,026	2,975
Cost of sales	3,027	1,785	6,878	4,580

Gross profit (loss)	2,229	(469)	4,148	(1,605)

Operating expenses
Research and development	4,467	1,903	9,437	6,759
Sales and marketing	1,485	1,328	4,264	3,767
General and administrative	2,510	2,405	7,743	6,338

Total operating expenses	8,462	5,636	21,444	16,864

Loss from operations	(6,233)	(6,105)	(17,296)	(18,469)
Other income (expense)
Other expense, net	(2)	(180)	(15)	(50)
Interest (expense) income, net	(16)	(29)	(56)	6

Total other income (expense), net	(18)	(209)	(71)	(44)

Loss before income taxes	(6,251)	(6,314)	(17,367)	(18,513)
(Provision) benefit for income taxes	(1)	1	(43)	(21)

Net loss	$(6,252)	$(6,313)	$(17,410)	$(18,534)

Net loss per share, basic and diluted	$(0.20)	$(0.31)	$(0.71)	$(1.20)

Weighted average number of shares outstanding	31,751	20,043	24,370	15,393
Condensed consolidated statements of comprehensive loss for the three and nine months ended September 30, 2012 and 2011
Net loss	$(6,252)	$(6,313)	$(17,410)	$(18,534)
Foreign currency translation adjustment	—	56	—	(8)

Comprehensive loss	$(6,252)	$(6,257)	$(17,410)	$(18,542)

GENMARK DIAGNOSTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(17,410)	$(18,534)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	918	948
Share-based compensation	1,509	1,639
Change in allowance for doubtful accounts	(45)	71
Non-cash inventory adjustments	563	428
Changes in operating assets and liabilities:
Accounts receivable	(9)	(117)
Inventories	(402)	(1,448)
Other current assets	92	1,741
Accounts payable	907	510
Accrued compensation	871	22
Other current	523	731

Net cash used in operating activities	(12,483)	(14,009)

Investing activities:
Restricted cash	(3,594)	—
Purchases of preferred securities	(1,000)	—
Payments for intellectual property licenses	(1,306)	(728)
Purchases of property and equipment	(2,919)	(1,172)
Maturities (purchases) of short-term investments	5,000	(5,000)

Net cash used in investing activities	(3,819)	(6,900)

Financing activities:
Proceeds from issuance of common stock	48,300	34,532
Costs incurred in conjunction with public offering	(3,226)	(2,790)
Proceeds from borrowings	835	2,000
Proceeds from stock option exercises	52	—
Principal repayment of long-term debt	(1,608)	(167)

Net cash provided by financing activities	44,353	33,575

Effect of foreign exchange rate changes	—	6

Net increase in cash and cash equivalents	28,051	12,672
Cash and cash equivalents at beginning of period	25,320	18,329

Cash and cash equivalents at end of period	$53,371	$31,001

Supplementary schedule of non-cash transactions:
Property and equipment purchased with capital lease	$109	$—
Transfer of systems from property and equipment into inventory	124	46
Property and equipment costs incurred but not paid included in accounts payable and other liabilities	249	163